Exhibit 99.1

                 inSilicon Completes Acquisition of Xentec Inc.

SAN JOSE, Calif., Dec. 19, 2000 - inSilicon Corporation (Nasdaq: INSN) -- a leading provider of semiconductor intellectual property (IP) communications platforms -- today announced that it has completed the acquisition of Xentec Inc., a privately held mixed-communications IP company that specializes in the design of high-speed mixed-signal analog and wireless technologies.

As previously announced, inSilicon issued approximately 634,000 shares of stock of an inSilicon Canadian subsidiary that are exchangeable for shares of inSilicon stock, options to purchase 96,000 shares of inSilicon common stock and $2.9 million of cash to Xentec shareholders in exchange for all Xentec common shares and options. In addition, Xentec shareholders have the right to receive up to an additional 415,000 exchangeable shares over the next two years, contingent upon the achievement of certain performance milestones. The Xentec acquisition will be accounted for as a purchase, and Xentec is now an indirect subsidiary of inSilicon.

About inSilicon

inSilicon Corporation is a leading provider of communications platforms used by semiconductor and systems companies to design systems-on-chip that are critical components of wired and wireless products. inSilicon's technology provides customers faster time-to-market, and reduced risk and development cost. The company's enabling communications technologies, including the JVX(TM) Java(TM) Accelerator, Ethernet, USB, PCI, and IEEE-1394 are used in a wide variety of markets encompassing communications, consumer, computing, and office automation. inSilicon is a subsidiary of Phoenix Technologies (Nasdaq: PTEC - news).

The statements contained in this press release that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements include, but are not limited to the ability of the combined company to successfully develop and supply products after the merger, and the future growth of the markets served by the company. Such forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected for both companies. Risks and uncertainties that could cause actual results to differ materially from such forward-looking statements include, but are not limited to, risks associated with difficulties in successfully integrating inSilicon's and Xentec's businesses and technologies; costs related to the acquisition; failure of the combined company to retain and hire key executives, technical personnel and other employees; difficulty of successfully managing a large organization; and other factors discussed in reports filed by inSilicon with the Securities and Exchange Commission. The forward-looking statements contained in this news release are made as of the date hereof and inSilicon does not assume any obligation to update the reasons why actual results could differ materially from those projected in the forward-looking statements.